As filed with the Securities and Exchange Commission on April 18, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BENIHANA INC.
(Exact name of registrant as specified in its charter)

Delaware	65-0538630
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification no.)

8685 Northwest 53rd Terrace
Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

2007 Equity Incentive Plan
(Full title of the plan)

Joel A. Schwartz
Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida  33166
(Name and address of agent for service)

(305) 593-0770
Telephone number, including area code, of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☒	Accelerated filer

☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

Copy to:
Melissa Cooper, Esq.
Dornbush Schaeffer Strongin & Venaglia, LLP
747 Third Avenue
New York, New York  10017
(212) 759-3300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A Common Stock, par value $.10 per share	410,700 shares	$10.40(3)	$4,271,280(3)	$167.86
Class A Common Stock, par value $.10 per share	70,000 shares	$16.36(4)	$1,145,200(4)	$45.01
Class A Common Stock, par value $.10 per share	269,300 shares	$10.35(5)	$2,787,255(5)	$109.54
TOTAL	750,000 shares	--	$8,203,735	$322.41

(1)
This registration statement (the “Registration Statement”) registers the offer and sale of up to 750,000 shares of Class A Common Stock (“Class A Stock”) of Benihana Inc., a Delaware corporation (the “Company”), under the 2007 Equity Incentive Plan (the “Plan”).  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.  Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Plan.

(2)	Calculated pursuant to Section 6(b) of the Securities Act, as follows: $39.30 per $1 million of proposed maximum aggregate offering price.

(3)
Estimated solely for the purpose of calculating the registration fee.  Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Class A Stock reported on the NASDAQ National Market System on April 16, 2008.

(4)
Relates to options to purchase 10,000 shares of Class A Stock granted under the Plan on November 2, 2007 to each of the Company’s seven non-employee directors.  With regard to each such option grant, the option exercise price is $16.36 per share, which was the fair market value on the grant date, and the option first vests with respect to 3,333 shares of Class A Stock on May 2, 2008.

(5)
Relates to options to purchase 243,400 shares of Class A Stock and stock grants of 25,900 shares of Class A Stock granted under the Plan on March 17, 2008 to the Company’s employees.  With regard to each option grant, the option exercise price is $10.35 per share, which was the fair market value on the grant date, and the option first vests with respect to one-third of the grant on March 17, 2009.  With regard to each stock grant, the fair market value of each share covered by the grant was $10.35 on the grant date, and the grant is subject to a risk of forfeiture which first lapses with respect to approximately one-third of the grant on March 17, 2009.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a)           The Annual Report of the Company for the fiscal year ended April 1, 2007, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended April 1, 2007.

(c)           The Registration Statement on Form S-4 of the Company, Registration No. 33-88295, made effective March 23, 1995, as amended, registering the Class A Stock under Section 12 of the Exchange Act, which contains a description of the Class A Stock.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                    Description of Securities

Not Applicable.

Item 5.                    Interests of Named Experts and Counsel.

Darwin C. Dornbush, a partner in Dornbush Schaeffer Strongin & Venaglia, LLP, counsel to the Company, is Secretary of the Company and owns, beneficially and of record, 16,737 shares of Common Stock, par value $.10 per share, of the Company and 1,975 shares of Class A Stock.

Item 6.                    Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, subject to various exceptions and limitations, the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation against expenses  (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceedings if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful except, in the case of an action by or in the right of the Company to procure a judgment in its favor, as to any matter in which such person shall have been adjudged to be liable to the Company.  The Company is required to indemnify its directors and officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceedings, or in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection therewith.  In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its shareholders for breaches of such directors’ fiduciary duties in certain circumstances.  The foregoing statement is qualified in its entirety by the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law.

The Company’s Certificate of Incorporation contains provisions with respect to the indemnification of directors and officers which provide for indemnification to the full extent provided by Delaware law as described above and which eliminate the liability of directors for breaches of their fiduciary duties to the Company in certain circumstances to the full extent permitted by the Delaware General Corporation Law.

The Company carries a directors’ and officers’ liability insurance policy which provides for payment of expenses of the Company’s directors and officers in connection with certain threatened, or completed, actions, suits and proceedings against them in their capacities as directors and officers, in accordance with the Delaware General Corporation Law.

Item 7.                    Exemption from Registration Claimed.

Not Applicable.

Item 8.                    Exhibits.

Exhibit Number	Exhibit

4.01
Relevant portion of the Company’s Certificate of Incorporation defining the rights of the holders of the Company’s Class A Stock.  Incorporated herein by reference to Exhibit 3.01 to the Registration Statement on Form S-4 of the Company, Registration No. 33-88295, made effective March 23, 1995.

4.02	The Company’s 2007 Equity Incentive Plan approved by Stockholders on November 2, 2007.

4.03	Form of Employee Restricted Stock Agreement under the Company’s 2007 Equity Incentive Plan.

5.01	Opinion of Dornbush Schaeffer Strongin & Venaglia, LLP.

10.01	Form of Director Stock Option Agreement under the Company’s 2007 Equity Incentive Plan

10.02	Form of Employee Stock Option Agreement under the Company’s 2007 Equity Incentive Plan

23.01	Consent of Dornbush Schaeffer Strongin & Venaglia, LLP (included in Exhibit 5.01).

23.02	Consent of Deloitte & Touche LLP.

24.01	Power of Attorney (included in signature page).

Item 9.	Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami and State of Florida, on the 18th day of April, 2008.

BENIHANA INC.

By:	/s/ Joel A. Schwartz
Joel A. Schwartz, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel A. Schwartz and Juan C. Garcia, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments  (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

Principal Executive Officer: /s/ Joel A. Schwartz	Chief Executive Officer and Director	April 18, 2008
Joel A. Schwartz

Principal Financial And Accounting Officer: /s/ Jose I. Ortega	Vice President-Finance and Treasurer	April 18, 2008
Jose I. Ortega

Directors: /s/ John E. Abdo	Director	April 18, 2008
John E. Abdo

/s/ Norman Becker	Director	April 18, 2008
Norman Becker
/s/ J. Ronald Castell	Director	April 18, 2008
J. Ronald Castell

SIGNATURE	TITLE	DATE

/s/ Lewis Jaffe	Director	April 18, 2008
Lewis Jaffe

/s/ Richard C. Stockinger	Director	April 18, 2008
Richard C. Stockinger

/s/ Robert B. Sturges	Director	April 18, 2008
Robert B. Sturges

/s/ Joseph J. West	Director	April 18, 2008
Joseph J. West

/s/ Taka Yoshimoto	Executive Vice President-Operations and Director	April 18, 2008
Taka Yoshimoto

EXHIBIT INDEX

Exhibit Number	Exhibit

4.02	The Company’s 2007 Equity Incentive Plan approved by Stockholders on November 2, 2007.

4.03	Form of Employee Restricted Stock Agreement under the Company’s 2007 Equity Incentive Plan.

5.01	Opinion of Dornbush Schaeffer Strongin & Venaglia, LLP, including consent of such counsel.

10.01	Form of Director Stock Option Agreement under the Company’s 2007 Equity Incentive Plan

10.02	Form of Employee Stock Option Agreement under the Company’s 2007 Equity Incentive Plan

23.02	Consent of Deloitte & Touche LLP.